UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 11, 2025

Cloudflare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39039	27-0805829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Townsend Street
San Francisco, CA		94107
(Address of principal executive offices)		(Zip code)

(888) 993-5273

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	NET	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On June 17, 2025, Cloudflare, Inc. (the “Company”) issued $2.0 billion aggregate principal amount of 0% Convertible Senior Notes due 2030 (the “Notes”) pursuant to an indenture, dated June 17, 2025 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee.

The Notes will not bear regular interest and the principal amount of the Notes will not accrete. The Notes may bear special interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradeable as required by the Indenture. The Notes will mature on June 15, 2030, unless earlier redeemed, repurchased or converted in accordance with their terms.

The conversion rate for the Notes will initially be 4.0376 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $247.67 per share of the Class A Common Stock. The initial conversion price of the Notes represents a premium of approximately 45% to the last reported sale price of $170.81 per share of the Class A Common Stock on The New York Stock Exchange on June 12, 2025. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), or an issuance of a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.

The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding March 15, 2030, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2025 (and only during such calendar quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Class A Common Stock and the conversion rate on each such trading day; (3) if the Company calls the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; and (4) upon the occurrence of specified corporate events. On or after March 15, 2030, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Class A Common Stock or a combination of cash and shares of Class A Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture.

The Company may not redeem the Notes prior to June 20, 2028. The Company may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation (as defined below)), at its option, on or after June 20, 2028, if the last reported sale price of the Class A Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid special interest to, but excluding, the redemption date. If the Company elects to redeem fewer than all of the outstanding Notes, at least $100.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption date (the “partial redemption limitation”). No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, subject to certain conditions, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated (including the Company’s 0% Convertible Senior Notes due 2026 (the “2026 Notes”)); effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, including any borrowings under the Credit Agreement (as defined below); and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of special interest, if any, on any Note when due and payable, and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for five business days;

(4) failure by the Company to give (i) a fundamental change notice, in accordance with the provisions of the Indenture when due with respect to the Notes, and such failure continues for five business days, or (ii) notice of a specified corporate transaction, in accordance with the provisions of the Indenture when due with respect to the Notes, and such failure continues for two business days;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger, sale, conveyance, transfer, and lease of assets of the Company;

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture;

(7) default by the Company or any significant subsidiary (as defined in the Indenture) with respect to any mortgage, agreement, or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $200.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such significant subsidiary, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and any accrued and unpaid special interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above with respect to the Company occurs, 100% of the principal of and any accrued and unpaid special interest on the Notes then outstanding will automatically become due and payable.

The net proceeds from this offering were approximately $1,971 million after deducting the Initial Purchasers’ (as defined below) discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used approximately $283.4 million of the net proceeds from the offering to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, repayment of outstanding indebtedness, and potential acquisitions and strategic transactions.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

Capped Call Transactions

On June 12, 2025, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with Citibank, N.A., Crédit Agricole Corporate and Investment Bank, through its agent Credit Agricole Securities (USA) Inc., Wells Fargo Bank, National Association, Société Générale, Royal Bank of Canada, through its agent RBC Capital Markets, LLC, Morgan Stanley & Co. LLC, and HSBC Bank USA, National Association (collectively, the “Option Counterparties”). In addition, on June 13, 2025, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions have an initial strike price of approximately $247.67 per share, subject to adjustments, which corresponds to the approximate initial conversion price of the Notes. The Capped Call Transactions will cover, subject to anti-dilution adjustments, the number of shares of Class A Common Stock underlying the Notes sold in the offering. The Capped Call Transactions are expected generally to offset potential dilution to the Class A Common Stock upon any conversion of Notes and/or reduce any cash payments the Company would be required to make in excess of the principal amount of converted Notes, as the case may be, with such offset and/or reduction subject to a cap based on the cap price. If, however, the market price per share of Class A Common Stock exceeds the cap price of the Capped Call Transactions, there would be dilution and/or there would not be a reduction of such potential cash payments, in each case, to the extent that the then-market price per share of the Class A Common Stock exceeds the cap price. The cap price of the Capped Call Transactions will initially be approximately $469.73 per share, which represents a premium of approximately 175% to the last reported sale price of $170.81 per share of the Class A Common Stock on The New York Stock Exchange on June 12, 2025, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions expire over 20 consecutive scheduled trading days ending on June 13, 2030. The Capped Call Transactions are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger; a tender offer; and a nationalization, insolvency, or delisting involving the Company. In addition, the Capped Call Transactions are subject to certain specified additional disruption events that may give rise to a termination of the Capped Call Transactions, including changes in law; insolvency filings; and hedging disruptions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transaction confirmation does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Class A Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the Class A Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Class A Common Stock.

Item 8.01.	Other Events.

Amendment to Credit Agreement

On June 11, 2025, the Company entered into a First Amendment (the “Amendment”) to that certain Revolving Credit and Guaranty Agreement, dated as of May 17, 2024 (the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent. The Amendment amends the consolidated total net leverage ratio under the Credit Agreement to increase the $1.0 billion cap on the amount of unrestricted cash, cash equivalents and available-for-sale securities (“Unrestricted Cash”) deducted from consolidated funded indebtedness in the calculation of the ratio for certain purposes under the Credit Agreement so long as the 2026 Notes remain outstanding. During that time, for purposes of determining compliance with the consolidated total net leverage ratio financial covenant and the ability to incur certain permitted indebtedness, the calculation of the consolidated total net leverage ratio will deduct Unrestricted Cash in an amount up to the sum of $1.0 billion plus up to $1.0 billion in aggregate principal amount of any permitted convertible indebtedness (other than the 2026 Notes).

Certain of the Lenders and/or their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking and other banking and/or financial services with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Agreement were previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2024, and are incorporated herein by reference.

The foregoing description of the Amendment and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Purchase Agreement

On June 12, 2025, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $1.75 billion in aggregate principal amount of the Notes. In addition, pursuant to the terms of the Purchase Agreement, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $250.0 million aggregate principal amount of the Notes, solely to cover over-allotments, on the same terms and conditions. The Initial Purchasers exercised their option in full on June 13, 2025.

The Purchase Agreement includes customary representations, warranties, and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Press Releases

On June 11, 2025, the Company issued a press release announcing its intention to offer convertible senior notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 13, 2025, the Company issued a press release announcing the pricing of its offering of the Notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of June 17, 2025, between Cloudflare, Inc. and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 0% Convertible Senior Notes due 2030 (included in Exhibit 4.1).

10.1	Form of Capped Call Transaction Confirmation.

10.2	First Amendment to Revolving Credit and Guaranty Agreement, dated as of June 11, 2025, among Cloudflare, Inc., the other loan parties thereto, the lenders party thereto and Citibank, N.A., as administrative agent.

99.1	Press Release issued by Cloudflare, Inc., dated June 11, 2025.

99.2	Press Release issued by Cloudflare, Inc., dated June 13, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cloudflare, Inc.

Date: June 17, 2025	By:	/s/ Douglas Kramer
Douglas Kramer
Chief Legal Officer and Secretary